IFF Announces Sale of French Fruit Preparations Assets

New York, N.Y. October 29, 2004… International Flavors & Fragrances Inc. (NYSE: IFF) announced today that it had completed the sale of certain of the assets of its French fruit preparations business to Frutarom Industries Ltd. (“Frutarom”); Frutarom’s stock is traded on the Tel Aviv Stock Exchange (TLV: FRUT).

IFF had previously announced the intended divestiture of its European fruit preparations business which manufactures processed fruit and other natural product preparations used in a wide variety of food products, including baked goods and dairy products. Sales of fruit preparations in 2003 approximated $90 million.

In August this year, IFF sold its fruit preparations businesses in Germany and Switzerland to Frutarom, representing 70% of the European fruit preparations business. The French asset sale had been subject to consultations with the French employee works council, which have been completed.

Proceeds from the sale of the European fruit preparations businesses, in total, approximate $40.0 million, including the assumption of certain liabilities.

About IFF
IFF is a leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products—from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 34 countries worldwide and annual sales exceeding $1.9 billion. For more information, please visit our Web site at www.iff.com.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995
Statements in this press release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements, which may be identified by such words as “expect”, “anticipate”, “outlook”, “guidance”, “may” and similar forward-looking terminology, involve significant risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including economic uncertainties; interest rates; the price and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the success of the Company’s hedging and risk management strategies; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Contact Douglas J. Wetmore Senior Vice President and Chief Financial Officer Phone: 212-708-7145

**********************